Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

Graham Holdings Company
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class B Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	500,000 (2)	$ 540.875 (3)	$ 270,437,500.00	$92.70 per $1,000,000	$ 25,069.56
Total Offering Amounts					$ 270,437,500.00		$ 25,069.56
Total Fee Offsets							-
Net Fee Due							$ 25,069.56

(1)
This Registration Statement on Form S-8 covers shares of Class B common stock, par value $0.01 per share (“Class B Common Stock”), of Graham Holdings Company (the “Registrant”) that are authorized for issuance under the Graham Holdings Company 2022 Incentive Compensation Plan (the “2022 Plan”). In the event of any stock dividend, stock split or other similar transaction involving the Class B Common Stock, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents additional shares of Class B Common Stock reserved for issuance under the 2022 Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act on the basis of $540.88 per share, which represents the average of the high and low prices of the Registrant’s Class B Common Stock as reported on the New York Stock Exchange on June 21, 2022.